Exhibit 99.1

Broadstone Acquisition Corp. Announces Pricing of $300 Million Initial Public Offering

September 11, 2020 – Broadstone Acquisition Corp. (the “Company”) announced yesterday the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on The New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “BSN.U” beginning today. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the NYSE under the symbols “BSN” and “BSN WS,” respectively. The offering is expected to close on September 15, 2020.

Broadstone Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to focus its search on fundamentally sound but stressed businesses in the UK and Europe.

Citigroup Global Markets Inc. is acting as the sole book running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 10, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (800) 831-9146.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Broadstone Acquisition Corp.
7 Portman Mews South
Marylebone, London W1H 6AY, United Kingdom
Attn: Iain Dey
+44 (0) 7976 295906
E-mail: Broadstone@edelman.com